EXHIBIT 8.1

                                  July 11, 2001



Peppermill Capital Corporation
1819 Clarkson Road
Suite 204
Chesterfield, MO  63017

     Re: Peppermill Capital Corporation Registration Statement on Form S-4 89,846,325 shares of Common Stock, par value $.001 per share; 10,000,000 shares of Preferred Stock, par value $.001 per share

Ladies and Gentlemen:

     We have acted as counsel for Peppermill Capital Corporation, a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering shares of the Company's common and preferred stock, each of $.001 par value per share, to be offered in connection with the proposed merger (the "Merger") of Varner Technologies, Inc., a Missouri corporation ("Varner") with and into the Company (the "Merger Procedure"). In that capacity, we have examined the charter and bylaws of the Company and of Varner, the Registration Statement, the corporate action taken by the Company and Varner in connection with the Merger Procedure that provide for the Merger, and the issuance of 89,846,325 shares of the Common Stock and 10,000,000 shares of the Preferred Stock pursuant thereto, and such other materials and matters as we have deemed necessary to the issuance of this opinion.

     In all such examinations, we have assumed the genuineness of all signatures, the authority to sign of all signatories, the due execution of all original and certified documents, and the conformity to the original and certified documents of all copies submitted to us as conformed, photostatic or facsimile copies. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers of the Company, Varner and others. In addition, we have assumed that the Agreement and

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Peppermill Capital Corporation
July 11, 2001
Page 2
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Plan of Merger to be entered into between Varner and the Company in connection with the Merger (the "Merger Agreement") will become effective immediately in the form included in the Registration Statement and that the Merger Procedure will be consummated as described in the Registration Statement and pursuant to and in accordance with Merger Agreement.

     Based upon such examination and the qualifications set forth herein and in reliance thereon, we are of the opinion that (i) for federal income tax purposes the Merger Procedure will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") as both Varner and Peppermill will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (ii) the information in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger," to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. As a result of Varner's merging into the Company, Varner will no longer exist, and shall have become one with the Company. As a consequence of the foregoing, we are of the opinion that (a) shareholders of both Varner and the Company immediately prior to the Merger will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger, (b) the aggregate tax basis of the Company's stock received by Varner shareholders as a result of the Merger will be identical to the aggregate tax basis of the Varner stock surrendered by those shareholders in the Merger/exchange, and (c) the holding period of the Company's stock received as a result of the exchange will include the period during which the Varner stock exchanged in the merger was held.

     The opinions herein are based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond these express stated herein. Our opinions are rendered as of the date hereof and we assume no obligation to update or supplement these opinions or any matter related to these opinions to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinions are based on the assumption that the matter, if litigated, will be properly presented to the applicable court. Furthermore, our opinions are not binding on the Internal Revenue Service or a court. In addition, we must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusions. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinions if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue


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Peppermill Capital Corporation
June 11, 2001
Page 3
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these opinions is incorrect, our opinions might be adversely affected and may not be relied upon.

     This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Proxy Statement/Prospectus which is a part thereof. By giving such consent, we do not hereby admit that we are an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                                                     Very truly yours,

                                                     /s/ MERRICK & KLIMEK, P.C.





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